                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                         CENDANT CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                                     N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                 March 30, 2001

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation (the "Company"), which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on
May 22, 2001 at 10:00 a.m., New York Time. We look forward to greeting as many of our stockholders as possible.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company that you should be aware of when you vote your shares.

    Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by using the telephone, electronically through the internet or by marking your votes on the enclosed proxy card, signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

    Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

    On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Henry R. Silverman
Henry R. Silverman
Chairman of the Board,
President and Chief Executive Officer

                              CENDANT CORPORATION
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 22, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the "Company") will be held on Tuesday, May 22, 2001 at
10:00 a.m., New York Time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting") to consider and vote upon the following matters:

    1. To elect four directors for a three-year term expiring in 2004 and until their successors are duly elected and qualified;

    2. Ratification of the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 2001;

    3. To approve an amendment to the Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"); and

    4. Approval of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 26, 2001 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholders, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the site of the Meeting.

    Attendance at the Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Meeting. Admission to the Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the Meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by telephone or electronically through the Internet at www.proxyvoting.com/cd by following the instructions included on your proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

Dated: March 30, 2001                                        By Order of the Board of Directors

                                                             /s/ Eric J. Bock
                                                             ERIC J. BOCK
                                                             Secretary

                              CENDANT CORPORATION

                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                       ANNUAL MEETING OF STOCKHOLDERS TO
                        BE HELD ON TUESDAY, MAY 22, 2001

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 2001 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 30, 2001.

    The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    Shares of the Company's CD common stock, par value $.01 per share (the "CD Common Stock") and Move.com common stock, par value $.01 per share ("Move.com Common Stock" together with CD Common Stock, "Common Stock"), represented by proxies received by the Company (whether through the return of the enclosed proxy card or by telephone), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote, your shares will be voted "FOR" the election of all four nominees for the Board of Directors, "FOR" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 2001 and "FOR" the amendment to the Stock Option Plan.

    Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    For participants in the Cendant Corporation Employee Savings Plan (the "Savings Plan") with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plan are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plan, the trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, New York Time, on May 15, 2001, the trustee of the Savings Plan will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the Savings Plan may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, New York Time, on May 15, 2001. Participants in the Savings Plan are not entitled to vote in person at the Meeting.

    If a participant in the Savings Plan has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plan and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the Savings Plan's Cendant Stock Fund.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained Mellon Investor Services to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $15,000.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

    A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders at the Company's website at www.cendant.com or upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
VOTING SECURITIES AND PRINCIPAL HOLDERS.....................      1

  Outstanding Shares and Voting Rights......................      1

  Security Ownership of Certain Beneficial Owners and
    Management..............................................      2

ELECTION OF DIRECTORS [Proposal No. 1]......................      3

  General...................................................      3

  Information Regarding the Nominees for the Term Expiring
    in 2004.................................................      4

  Information Regarding Directors Whose Terms Expire in
    2002....................................................      5

  Information Regarding Directors Whose Terms Expire in
    2003....................................................      6

  Committees and Meetings of the Board of Directors.........      7

EXECUTIVE OFFICERS..........................................     10

EXECUTIVE COMPENSATION AND OTHER INFORMATION................     12

  Summary Compensation Table................................     12

  Option Grants in 2000.....................................     14

  Aggregated Option Exercises in 2000 and Year-End Option
    Values Table............................................     15

  Employment Contracts and Termination, Severance and Change
    of Control Arrangements.................................     16

  Compensation Committee Report on Executive Compensation...     19

  Compensation Committee Interlocks and Insider
    Participation...........................................     21

  Performance Graph.........................................     22

  Report of Audit Committee.................................     23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     24

  Relationship with Avis Group Holdings, Inc................     24

  Relationship with NRT.....................................     24

  Relationship with AOL.....................................     27

  Other Relationships.......................................     28

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........     29

RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal No. 2]....     29

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1997 STOCK
  OPTION PLAN [Proposal No. 3]..............................     30

STOCKHOLDER PROPOSALS.......................................     33

ANNEX A--AUDIT COMMITTEE CHARTER............................    A-1

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

    Only holders of record of the Common Stock at the close of business on March 26, 2001 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 845,585,275 shares of Common Stock, held of record by 9,176 stockholders.

    The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

    Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

    Approval of the proposal relating to the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

    Approval of the Amendment to the Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present and represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

    In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

    - indicate your instructions on the proxy;

    - date and sign the proxy;

    - mail the proxy promptly in the enclosed envelope; and

    - allow sufficient time for the proxy to be received before the date of the Meeting.

    Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by telephone. If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name" such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., New York Time, on May 16, 2001. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold shares in "street name," you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of March 15, 2001 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group. As of March 15, 2001, no director or executive officer had beneficial ownership of any shares of Move.com Common Stock.

                                                                                     OF THE TOTAL
                                                                                   NUMBER OF SHARES
                                                                                     BENEFICIALLY
                                                     TOTAL AMOUNT                   OWNED, SHARES
                                                      OF SHARES      PERCENT OF      WHICH MAY BE
                                                     BENEFICIALLY   COMMON STOCK   ACQUIRED WITHIN
NAME                                                   OWNED(1)       OWNED(2)        60 DAYS(3)
----                                                 ------------   ------------   ----------------
PRINCIPAL STOCKHOLDERS:
Capital Research and
  Management Company(4)............................   55,674,020           6.59              N/A
  333 South Hope Street
  Los Angeles, CA 90071
Liberty Media Corporation(5).......................   46,156,979           5.46              N/A
  9197 South Peoria Street
  Englewood, Colorado 80112
Massachusetts Financial
  Services Company(6)..............................   40,685,814           4.81              N/A
  500 Boylston Street
  Boston, MA 02116-3741
DIRECTORS AND EXECUTIVE OFFICERS(7):
  Henry R. Silverman...............................   38,113,027           4.35       31,264,612
  Stephen P. Holmes(8).............................    3,464,210              *        3,256,664
  James E. Buckman.................................    3,087,893              *        3,021,735
  Myra J. Biblowit(9)..............................       13,856              *           11,666
  Leonard S. Coleman(10)...........................      233,995              *          229,815
  The Honorable William S. Cohen...................            0              *                0
  Martin L. Edelman(10)............................      174,001              *          169,821
  Dr. John C. Malone(11)...........................    1,014,517              *           11,666
  Cheryl D. Mills..................................       13,776              *           11,666
  The Rt. Hon. Brian Mulroney, P.C. LLD(10)........      234,001              *          229,821
  Robert E. Nederlander(10)........................      234,001              *          229,821
  Robert W. Pittman(10)............................      714,621              *          710,441
  Sheli Z. Rosenberg...............................       26,578              *           11,666
  Robert F. Smith(10)(12)..........................      410,001              *          229,821
  John W. Chidsey..................................    1,842,503              *        1,790,695
Executive Officers and Directors as a Group
  (20 persons):....................................   55,374,409           6.21       46,798,806

------------------------

*   Amount represents less than 1% of the outstanding Common Stock.

(1) Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days.

(2) Based on 844,658,429 shares of CD Common Stock outstanding on March 15,
    2001.

(3) Includes stock options that are currently exercisable plus stock options that are exercisable within 60 days ("Vested Options").

(4) Based upon the information contained in a Form 13G/A, dated February 9, 2001, by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 55,674,020 shares of CD Common Stock with sole power to vote none of such shares and sole power to dispose all of such shares.

(5) Based upon the information contained in a Schedule 13D filed on November 22, 2000 by Liberty Media Corporation. Liberty Media has sole voting power and sole dispositive power for all of the shares.

(6) Based upon the information contained in a Form 13G/A, dated February 12, 2001, by Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially owned 40,685,814 shares of CD Common Stock with sole power to vote 2,943,629 of such shares and sole power to dispose all of such shares.

(7) Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

(8) Includes 8,883 shares of CD Common Stock held by Mr. Holmes' children.

(9) Includes 1,990 shares held in the 1999 Non-Employee Directors Deferred Compensation Plan, 100 shares held in Ms. Biblowit's IRA account and 100 held in an IRA account for Ms. Biblowit's spouse.

(10) Includes 4,180 shares held in the 1999 Non-Employee Directors Deferred Compensation Plan.

(11) Includes 1,000,000 shares held by the John C. Malone Charitable Remainder Unitrust.

(12) Includes 150,000 shares of CD Common Stock held in Mr. Smith's IRA account and 26,000 shares of CD Common Stock held in the name of the Smith Family Foundation, of which Mr. Smith is President and as to which Mr. Smith disclaims beneficial ownership.

                             ELECTION OF DIRECTORS
                                [PROPOSAL NO. 1]

GENERAL

    The Board of Directors presently consists of fourteen members. The Board is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which in the term for such class expires and will serve for three years. The Board of Directors has nominated four candidates to be elected at the Meeting to serve as directors for a three-year term ending at the 2004 annual meeting of stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining directors expire at the Company's annual meeting of stockholders to be held in 2002 and 2003.

    Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card or by telephone) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and By-Laws.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY

THE COMPANY WILL BE VOTED "FOR" THE ELECTION OF THE FOUR NOMINEES LISTED BELOW.

    Certain information regarding each nominee as of March 15, 2001, is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.

INFORMATION REGARDING THE NOMINEES FOR THE TERM EXPIRING IN 2004

       Myra J. Biblowit
       The Rt. Hon. Brian Mulroney, P.C., LL.D.
       Robert W. Pittman
       Sheli Z. Rosenberg

    MS. BIBLOWIT, age 52, has been a Director of the Company since April 2000. Since April 2001, Ms, Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President, and Executive Director of the Capital Campaign for the American Museum of National History and prior to that, served as Executive Vice President of the Central Park Conservancy from 1986 to 1991. Ms. Biblowit is currently a member of the Board of Directors of the Women's Executive Circle, UJA Federation, a Trustee of the Historic House Trust of New York City and a Trustee of the Columbia Land Conservancy. Ms. Biblowit is a former Director of Art Spaces and a founding Director of the City Parks Foundation. Ms. Biblowit is also a member of the Women's Forum.

    MR. MULRONEY, age 62, has been a Director of the Company since
December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a director of the following corporations which file reports pursuant to the Exchange Act: America Online Latin America, Inc., Archer Daniels Midland Company Inc., Barrick Gold Corporation, TrizecHahn Corporation Ltd.,
Quebecor, Inc. and Quebecor World Inc.

    MR. PITTMAN, age 47, has been a Director of the Company since
December 1997. Mr. Pittman was a Director of HFS from July 1994 until
December 1997. Since January 2001, Mr. Pittman has been President and Co-Chief Operating Officer of AOL Time Warner, Inc. From February 1998 until
January 2001, Mr. Pittman was President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through
October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time
Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of AOL Time Warner, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with AOL."

    MS. ROSENBERG, age 59, has been a Director of the Company since April 2000. Since January 1, 2000, Ms. Rosenberg has been Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company which controls over 500 properties throughout the United States. From October 1994 to December 1999,
Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: Anixter International Inc., CVS Corporation, Capital Trust, Dynergy Inc., Manufactured Home Communities, Inc., Equity Residential Properties Trust and Equity Office Property Trust.
Ms. Rosenberg also currently sits on the Boards of The Chicago Network, National Partnership of Women & Families, Women's Issue Network Foundation and Rush-Presbyterian-St. Luke's Medical Center.

INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2002

            Leonard S. Coleman               Dr. John C. Malone
            Robert E. Nederlander            Cheryl D. Mills
            Robert F. Smith

    MR. COLEMAN, age 52, has been a Director of the Company since
December 1997. Mr. Coleman was a Director of HFS from April 1997 until
December 1997. Mr. Coleman is presently Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994-1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2000. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Owens Corning, The Omnicom Group, New Jersey Resources, H.J. Heinz Company and Radio Unica. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Group Holdings, Inc."

    MR. NEDERLANDER, age 67, has been a Director of the Company since
December 1997. Mr. Nederlander was a Director of HFS from July 1995 to
December 1997. Since November 1981, Mr. Nederlander has been President and Director of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc.; Chairman of the Board and Chief Executive Officer since January 1988 of Mego Financial Corp. ("Mego") and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community oriented free circulation newspapers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

    MR. SMITH, age 68, has been a Director of the Company since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell, Leisure Inc. ("Chartwell"). Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently an equity owner and Senior Managing Director of Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

    DR. MALONE, age 59, has been a Director of the Company since March 2000. Since 1999, Dr. Malone has been Chairman of Liberty Media Group. Prior to serving as Chairman of Liberty Media Group, Dr. Malone was the Chairman (1996-1999), Chief Executive Officer (1994-1999), and President (1994-1997) of Tele-Communications, Inc., Chief Executive Officer (1992-1994) and President (1973-1994) of TCI Communications Inc. Dr. Malone is a Director of Liberty Media Group, The Bank of New York, the CATO Institute, Discovery
Communications, Inc., BET Holdings II, Inc., 360 Networks, Inc. and USANi, LLC. Dr. Malone also is a Director of AT&T Corporation and a Member of AT&T's Governance and Nominating Committee and the Capital Stock Committee since

March 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

    MS. MILLS, age 36, has been a Director of the Company since June 2000. Since October 1999, Ms. Mills has been Senior Vice President for Corporate Policy and Public Programming of Oxygen Media, Inc. From 1997 to 1999, Ms. Mills was Deputy Counsel to President Clinton. From 1993 to 1996, Ms. Mills also served as Associate Counsel to the President, and as Deputy General Counsel of the Clinton/Gore Transition Planning Foundation. From 1990 to 1992, Ms. Mills was an associate at the Washington, D.C. law firm of Hogan and Hartson. Ms. Mills currently serves on the Board of the National Partnership for Women and Families, the Stanford Law School Board of Visitors, and the William J. Clinton Presidential Library Foundation Board of Trustees. Ms. Mills also serves on the Advisory Board of Grassroots.com.

INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2003

            Henry R. Silverman               The Honorable William S. Cohen
            James E. Buckman                 Martin Edelman
            Stephen P. Holmes

    MR. SILVERMAN, age 60, has been President and Chief Executive Officer and Director of the Company since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell.

    MR. BUCKMAN, age 56, has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.
Mr. Buckman also serves as a director and officer of several subsidiaries of the Company. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act.

    MR. HOLMES, age 43, has been a Vice Chairman and Director of the Company and Chairman and Chief Executive Officer of the Travel Division of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of the Company. Mr. Holmes is a director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act. Mr. Holmes is also a Director of Avis Europe PLC. Mr. Holmes was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2001. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Group Holdings, Inc."

    THE HONORABLE WILLIAM S. COHEN, age 60, has been a director of the Company since January 2001. Since January 2001, Secretary Cohen has been the Chairman and Chief Executive Officer of The Cohen Group, a consulting company. From January 1997 until January 2001, Secretary Cohen served as U.S. Secretary of Defense. From 1979 until January 1997, Secretary Cohen served as the U.S. Senator for the State of Maine. From 1973 until 1979, Secretary Cohen served as a member of the House of Representatives from Maine's Second Congressional District.

    MR. EDELMAN, age 59, has been a Director of the Company since
December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul Hastings, Janofsky & Walker, from 1972 through 1993 and from January 1, 1994 until June 2000 was Of Counsel to Battle Fowler. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Capital Trust and Arcadia Realty Trust and Vitamin Shoppe, Inc. Mr. Edelman was Chairman of the Board of Directors of Avis Rent A Car, Inc. from December 1998 until
November 1999. Mr. Edelman was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2001. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Group Holdings, Inc." and "--Other Relationships."

    Messrs. Holmes and Pittman were directors of AMRE, Inc. ("AMRE") within two years prior to January 20, 1997, the date on which AMRE filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although the Company had a minor investment in AMRE, AMRE is not an affiliate of or otherwise related to the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

BOARD OF DIRECTORS

    The Board of Directors held eight meetings during 2000. In 2000, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served that were held after their appointment.

EXECUTIVE COMMITTEE

    The Executive Committee is composed of Messrs. Silverman (Chairman), Buckman, Holmes and Edelman (the "Executive Committee"). The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors,
(b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Executive Committee held one meeting in 2000.

NOMINATING COMMITTEE

    The Nominating Committee is composed of Messrs. Mulroney (Chairman), Coleman and Smith and Ms. Mills (the "Nominating Committee"). Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. Such proposals for nominees will be given due consideration by the Committee for recommendations to the Board based on the nominee's qualifications. The Nominating Committee held three meetings in 2000.

AUDIT COMMITTEE

    The Audit Committee is composed of Messrs. Smith (Chairman), Mulroney and Coleman and Ms. Rosenberg (the "Audit Committee"). The functions of the Audit Committee and its activities during fiscal 2000 are described below under the heading Report of the Audit Committee. During the year, the Board examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the New York Stock Exchange's new rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Annex A. The Audit Committee held eight meetings in 2000.

COMPENSATION COMMITTEE

    The Compensation Committee is composed of Messrs. Coleman (Chairman) and Smith and Ms. Biblowit (the "Compensation Committee"). The Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all executive officers of the Company and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and
(iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee requires the majority of the members of such committee. The Compensation Committee held six meetings in 2000.

SPECIAL LITIGATION COMMITTEE

    The Special Litigation Committee is composed of Mses. Rosenberg (Chairwoman) and Mills (the "Special Litigation Committee"). The Special Litigation Committee serves to investigate and evaluate the allegations and issues raised in the derivative litigation actions (the "Derivative Actions") pending against certain former and current officers and directors of the Company and to prepare such reports, arrive at such decisions and take such other actions in connection with the Derivative Actions as the Special Litigation Committee deems appropriate and in the best interests of the Company and its stockholders, in accordance with Delaware law.

CORPORATE POLICY COMMITTEE

    The Corporate Policy Committee is composed of Messrs. Coleman (Chairman) and Edelman and Ms. Biblowit (the "Corporate Policy Committee"). The Corporate Policy Committee serves as a resource for management with respect to issues relating to diversity in the workplace, opportunities to promote the Company's businesses within all areas of the socio-economic spectrum, and the creation of opportunities for the Company to provide economically viable investments within diverse segments of society.

DIRECTOR COMPENSATION

    Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) of Cendant receive an annual retainer of $40,000, plus $5,000 for chairing a committee and $3,000 for serving as a member of a committee other than as Chairman. One hundred percent of the annual stipend is paid to each Director ratably in CD Common Stock on a quarterly basis. The calculations of stock paid to non-employee directors is made based on the average of the closing price of CD Common Stock on the New York Stock Exchange on the last five trading days of the calendar quarter to which such stock payment relates. Cendant has implemented a program providing its Non-Employee Directors the opportunity to defer the receipt of their annual stipend until their separation of service from the Board. Non-Employee Directors also are paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board of Directors meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Members of the Special Litigation Committee receive a fee of $350 per hour for their services due to the substantial time commitment required of the committee members. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

    Cendant provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, Cendant has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, Cendant will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of Cendant or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

    Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan, the 1997 Stock Option Plan, the HFS Incorporated 1993 Stock Option Plan and the 1999 Move.com Stock Option Plan. In 2000, Non-Employee Directors received a grant of 35,000 CD Common Stock options and 43,750 Move.com Common Stock options.

    Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

                               EXECUTIVE OFFICERS

    The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:

        NAME                             OFFICE OR POSITIONS HELD
        ----                             ------------------------
Henry R. Silverman     Chairman of the Board, President and Chief Executive Officer

James E. Buckman       Vice Chairman, General Counsel and Assistant Secretary

Stephen P. Holmes      Vice Chairman, Chairman and Chief Executive Officer, Travel
                       Division

Richard A. Smith       Chairman and Chief Executive Officer, Real Estate Division

John W. Chidsey        Chairman and Chief Executive Officer, Diversified Services
                       Division

Samuel L. Katz         Senior Executive Vice President and Chief Strategic Officer

Thomas D. Christopoul  Senior Executive Vice President and Chief Administrative
                       Officer

Kevin M. Sheehan       Senior Executive Vice President and Chief Financial Officer

    Other than as set forth below, for biographical information concerning the Executive Officers of the Company, see "Election of Directors."

        NAME                             OFFICE OR POSITIONS HELD
        ----                             ------------------------
Richard A. Smith       Mr. Smith, age 47, has been Chairman and Chief Executive
                       Officer of the Real Estate Division of the Company since
                       December 1997. Mr. Smith was President of the Real Estate
                       Division of HFS from October 1996 to December 1997 and
                       Executive Vice President of Operations for HFS Incorporated
                       from February 1992 to October 1996. Mr. Smith is a Director of Homestore.com, Inc. and NRT Incorporated. See "CERTAIN
                       RELATIONSHIPS AND RELATEDTRANSACTIONS--Relationship with
                       NRT."

John W. Chidsey        Mr. Chidsey, age 38, has been Chief Executive Officer of the
                       Diversified Services Division, including the Individual
                       Membership Segment, since March 2000. Mr. Chidsey was Chief
                       Executive Officer of the Diversified Services Division,
                       excluding the Individual Membership Segment, from
                       January 2000 until March 2000. Mr. Chidsey was Chairman and
                       Chief Executive Officer of the Insurance/Wholesale Division
                       of the Company from November 1998 until January 2000. From
                       May 1998 to November 1998, Mr. Chidsey was President and
                       Chief Operating Officer of the Alliance Marketing Division
                       of the Company. From December 1997 to May 1998,
                       Mr. Chidsey was Executive Vice President, Business
                       Development of the Company. From 1995 to December 1997,
                       Mr. Chidsey was Senior Vice President, Preferred Alliance
                       Services for HFS. Prior to joining HFS, Mr. Chidsey was the
                       Chief Financial Officer at two divisions of PepsiCo, Inc.
                       with responsibilities for international operations.

        NAME                             OFFICE OR POSITIONS HELD
        ----                             ------------------------
Samuel L. Katz         Mr. Katz, age 35, has been Senior Executive Vice President and Chief Strategic Officer since January 2001. From
                       January 2000 to January 2001, Mr. Katz was Senior Executive
                       Vice President and Chief Executive Officer of the Cendant
                       Internet Group. Mr. Katz was Senior Executive Vice
                       President, Strategic Development of the Company from
                       July 1999 to January 2000, Executive Vice President,
                       Strategic Development from April 1998 until January 2000,
                       and Senior Vice President, Acquisitions from December 1997 to March 1998. Mr. Katz was Senior Vice President,
                       Acquisitions of HFS from January 1996 to December 1997. From
                       June 1993 to December 1995, Mr. Katz was Vice President of
                       Dickstein Partners Inc., a private investment firm.
                       Mr. Katz is a director of Specialty Catalog Corp. and NRT
                       Incorporated.

Thomas D. Christopoul  Mr. Christopoul, age 36, has been Senior Executive Vice
                       President and Chief Administrative Officer since
                       April 2000. From January 2000 to April 2000,
                       Mr. Christopoul was President, Cendant Membership Services.
                       From October 1999 to January 2000, Mr. Christopoul was
                       Executive Vice President, Corporate Services. From
                       April 1998 to October 1999, Mr. Christopoul was Executive
                       Vice President, Human Resources, and from December 1997
                       until April 1998, Mr. Christopoul was Senior Vice President,
                       Human Resources. Mr. Christopoul was Senior Vice President,
                       Human Resources of HFS from October 1996 until
                       December 1997 and Vice President Human Resources of HFS from
                       October 1995 until October 1996. He also is Chairman of
                       Advance-Ross Corporation, a subsidiary of the Company.

Kevin M. Sheehan       Mr. Sheehan, age 46, has been Senior Executive Vice
                       President and Chief Financial Officer since March 1, 2001.
                       From August 1999 to February 2001, Mr. Sheehan was
                       President--Corporate and Business Affairs and Chief
                       Financial Officer of Avis Group Holdings, Inc. and a
                       Director of that company since June 1999. From
                       December 1996 to August 1999, Mr. Sheehan was Executive
                       Vice President and Chief Financial Officer of Avis Group
                       Holdings, Inc. He served as Executive Vice President and
                       Chief Financial Officer of Avis Car Rental Services, Inc.
                       from December 1996 until March 1, 2001 and of PHH from
                       June 1999 until March 1, 2001. From September 1996 to
                       September 1997, Mr. Sheehan was a Senior Vice President of
                       HFS. From December 1994 to September 1996, Mr. Sheehan was
                       Chief Financial Officer for STT Video Partners, a joint
                       venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance
                       Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television
                       network, Telemundo Group, Inc. and from 1991 through 1994
                       was Senior Vice President--Finance and Controller.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the 1998, 1999 and 2000 cash and non-cash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 2000 and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                            ------------------------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                                             OPTIONS CD
                                                                                            COMMON STOCK/
                                                    ANNUAL COMPENSATION      RESTRICTED       MOVE.COM
              NAME AND                            -----------------------      STOCK           COMMON             ALL OTHER
         PRINCIPAL POSITION              YEAR     SALARY($)   BONUS($)(1)   AWARDS($)(2)      STOCK(#)        COMPENSATION($)(5)
         ------------------            --------   ---------   -----------   ------------   ---------------   --------------------
Henry R. Silverman...................    2000     3,037,308    4,555,962             0         3,000,000/0(3)              707,224
  Chairman of the Board,                 1999     2,900,000    4,320,254             0           3,000,000                266,149
  President and Chief                    1998     1,610,367    1,207,775             0          18,908,920(4)               77,626
  Executive Officer

Stephen P. Holmes....................    2000       678,655      644,722       500,000      503,750/43,750(3)               85,416
  Vice Chairman and                      1999       661,050      660,880             0             600,000                 84,902
  Chairman and Chief Executive
  Officer, Travel                        1998       647,115      388,269             0           2,436,948(4)               55,667
  Division

James E. Buckman.....................    2000       678,655      644,722       500,000      503,750/43,750(3)                6,014
  Vice Chairman and General              1999       661,050      660,880             0             600,000                 79,049
  Counsel                                1998       531,759      237,297             0           2,474,448(4)               22,942

Richard A. Smith.....................    2000       673,153      639,495       500,000     270,000/150,000(3)               19,487
  Chairman and Chief Executive
  Officer,                               1999       650,000      650,000             0             600,000                 19,077
  Real Estate Division                   1998       505,483      247,893             0           1,222,558(4)                8,700

John W. Chidsey......................    2000       678,768      644,830       500,000      503,750/43,750(3)               85,409
  Chairman and Chief Executive
  Officer,                               1999       647,692      650,000             0             850,000                 97,561
  Diversified Services Division          1998       456,928      236,079             0             948,594(4)               36,312

------------------------------

(1) For 2000, bonus amounts include fiscal year 2000 profit-sharing bonuses paid in February 2001.

(2) On October 1, 2000, each Named Executive Officer (other than Mr. Silverman) was granted 47,058 restricted shares of CD Common Stock. For each such Named Executive Officer, the value of the shares as of the date of grant equaled $500,000, and the value as of December 29, 2000 equaled $452,933 (based upon December 29, 2000 closing price of $9.625). Each of the restricted shares will become vested, and the restrictions relating to transferability on such shares will lapse, on March 31, 2002, subject to the Named Executive Officer remaining continuously employed with the Company through such date. The restrictions will lapse earlier upon a change of control of the Company. The restricted shares were granted pursuant to the Company's 1997 Stock Incentive Plan. During the restricted period, notwithstanding the restrictions on transferability on such shares, the Named Executive Officers will be deemed beneficial owners of such shares for certain purposes, and will have the right to vote in respect of such shares. No grants of restricted shares were made in 1998 or 1999.

(3) Shows separately options for CD Common Stock and Move.com Common Stock. No grants of Move.com Common Stock options were made in 1998 or 1999. No grants of Move.com Common Stock options were made to Mr. Silverman in any year.

(4) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified (by cancellation and re-grant) the terms of a number of Company stock options held by the Named Executive Officers. The options indicated include all such modified (cancelled and re-granted) options.

(5) Payments included in these amounts for the fiscal year ended December 31, 2000 consist of (i) Company matching contributions to a non-qualified deferred compensation plan maintained by the Company ("Defined Contribution Match"), (ii) insurance premiums paid by the Company for life insurance coverage, and (iii) executive medical benefits. Defined Contribution Match includes matching contributions relating to deferred bonuses in respect of fiscal year 2000 and paid in February 2001.

    The foregoing amounts were as follows:

                                                                    DEFINED         LIFE       EXECUTIVE
                                                                  CONTRIBUTION   INSURANCE      MEDICAL
                                                         YEAR       MATCH($)     PREMIUM($)   BENEFITS($)
                                                       --------   ------------   ----------   -----------
Mr. Silverman........................................    2000       455,596       246,828(6)     4,800
Mr. Holmes...........................................    2000        79,402         1,214        4,800
Mr. Buckman..........................................    2000             0         1,214        4,800
Mr. Smith............................................    2000        13,463         1,224        4,800
Mr. Chidsey..........................................    2000        79,416         1,193        4,800

------------------------

(6) Amount represents life insurance premiums paid by the Company for the period beginning January 1, 2000 and ending August 30, 2000. In September 2000, the Company elected to implement a Split Dollar Plan to fund its obligation under the Silverman Employment Agreement (see "Employment Contracts and Termination, Severance and Change of Control Agreements," below) to provide Mr. Silverman with $100 million face amount of life insurance coverage. The Company entered into a split dollar agreement with the trustees of an insurance trust that had been previously established by Mr. Silverman. Under the split dollar agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Silverman and owned by the insurance trust. The split dollar agreement provides that the Company will be repaid all amounts it expends for such premiums, either from the cash surrender value or the death benefit of the insurance policies. In 2000, the Company contributed $3,669,504 in premium payments to the Split Dollar Plan. As of December 29, 2000, the Company's interest in the life insurance contracts' cash value was $3,636,283.

OPTION GRANTS IN 2000

    The following table summarizes option grants during the last fiscal year made to the Named Executive Officers. The table shows separately option grants relating to CD Common Stock and Move.com Common Stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                           % OF TOTAL
                                                          COMMON STOCK
                                           NUMBER OF     OPTIONS GRANTED
                                           SECURITIES          TO
                                           UNDERLYING     EMPLOYEES IN     EXERCISE                 GRANT DATE
                                          OPTIONS/SARS     FISCAL YEAR       PRICE     EXPIRATION    PRESENT
                                           GRANTED(1)      (BY SERIES)     PER SHARE      DATE        VALUE
                                          ------------   ---------------   ---------   ----------   ----------
CD COMMON STOCK

Mr. Silverman...........................   3,000,000          7.31%         $22.10     1/13/2010    33,930,000(2)

Mr. Holmes..............................     503,750          1.23%          22.10     1/13/2010     5,697,413(2)

Mr. Buckman.............................     503,750          1.23%          22.10     1/13/2010     5,697,413(2)

Mr. Smith...............................     270,000          0.66%          22.10     1/13/2010     3,053,700(2)

Mr. Chidsey.............................     503,750          1.23%          22.10     1/13/2010     5,697,413(2)

MOVE.COM COMMON STOCK

Mr. Silverman...........................           0             0%            N/A           N/A           N/A

Mr. Holmes..............................      43,750          1.07%         $24.48     1/13/2010    $  382,375(3)

Mr. Buckman.............................      43,750          1.07%          24.48     1/13/2010       382,375(3)

Mr. Smith...............................     150,000          3.66%          24.48     1/13/2010     1,311,000(3)

Mr. Chidsey.............................      43,750          1.07%          24.48     1/13/2010       382,375(3)

------------------------

(1) The vesting of these options accelerates under certain circumstances (including a change of control of the Company). See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 5.0%, which represents the yield of United States Treasury Notes on the option grant date approximating the expected life of the option. The calculations for all option grant dates assume a 55% volatility; however, there can be no assurance as to the actual volatility of CD Common Stock in the future. The calculations for all grant dates also assume no dividend payout and a 4.7 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of CD Common Stock at a future date.

(3) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 5.2%, which represents the yield of United States Treasury Notes on the option grant date approximating the expected life of the option. The calculations for all option grant dates assume no volatility because Move.com Common Stock is not publicly traded. The calculations for all grant dates also assume no dividend payout and a 8.5 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of Move.com Common Stock at a future date.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES TABLE

    The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year. All shares acquired on exercise (and value realized) are pursuant to exercises of CD Common Stock options. No Named Executive Officer exercised Move.com Common Stock options. The number of securities underlying unexercised options in-the-money options (and the value of unexercised in-the-money options) reflect the aggregate of CD Common Stock options and Move.com Common Stock options.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                            ACQUIRED                          OPTIONS/SARS                OPTIONS/SARS
                               ON           VALUE             AT FY-END(#)               AT FY-END($)(1)
NAME                       EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                       -----------   ------------   -------------------------   -------------------------
Henry R. Silverman(2)....   9,356,470    $129,146,928     25,264,612/8,604,460             40,431,778/0

Stephen P. Holmes........     341,241    $  6,494,537      2,779,748/1,435,010              6,462,482/0

James E. Buckman.........     418,152    $  7,192,214      2,534,819/1,458,760              4,598,042/0

Richard A. Smith.........           0               0      2,175,010/1,079,349              5,687,120/0

John W. Chidsey..........     162,248    $  1,876,982     1,318,887/1,362,5091                      0/0

------------------------

(1) Amounts shown reflect aggregate of CD Common Stock options and Move.com Common Stock options. For options to purchase CD Common Stock, amounts are based upon the closing price on the New York Stock Exchange on December 29, 2000. For options to purchase Move.com Common Stock, amounts are estimated based upon the closing price of Homestore.com, Inc. common stock on December 29, 2000 ($20.125) and the exchange rate which was applied upon the conversion of shares of Move.com Common Stock into shares of Homestore.com, Inc. stock (.7284). Based upon this valuation methodology, none of the Named Executive Officers have value shown in this column attributable to options to purchase Move.com Common Stock.

(2) Mr. Silverman exercised 3,008,130, 1,000,000 and 5,348,340 options on February 4, 2000, April 19, 2000 and June 15, 2000, respectively.
    Mr. Silverman retained for investment purposes (i) 1,200,000 of the 3,008,130 shares acquired on February 4, 2000 and (ii) the 5,348,340 shares acquired on June 15, 2000.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
  ARRANGEMENTS

    Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each such employment agreement contains covenants precluding the Named Executive Officer from competing, directly or indirectly, against the Company and/or the business unit or units for which such officer performs services, during a period of time set forth in each respective employment agreement.

    HENRY R. SILVERMAN. Mr. Silverman is employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS Incorporated and amended and restated from time to time (the "Silverman Employment Agreement"). Mr. Silverman serves the Company as its President and Chief Executive Officer and, pursuant to the Third Amendment, as the Chairman of the Board and the Chairman of the Executive Committee of the Board (such change was effective as of July 28, 1998). Pursuant to the Fifth Amendment, the term of employment under the Silverman Employment Agreement was extended through August 1, 2010, subject to earlier termination upon certain events.

    Effective January 1, 2001, the Compensation Committee approved a base salary for Mr. Silverman equal to $3,143,500. The Silverman Employment Agreement also provides Mr. Silverman an annual bonus opportunity equal to the lesser of
(i) 0.75% of the Company's' "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. The Silverman Employment Agreement requires the Company to provide
Mr. Silverman with term life insurance in the amount of $100 million during the term of employment. The Silverman Employment Agreement also requires the Company to provide Mr. Silverman with specified officer perquisites.

    The Silverman Employment Agreement provides that if Mr. Silverman resigns his employment in connection with a breach by the Company of the Silverman Employment Agreement, or if he is terminated by the Company without Cause (as defined in the Silverman Employment Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of EBITDA for the 12 months preceding the date of termination, multiplied by (ii) the number of years and partial years remaining in the term of employment under the Silverman Employment Agreement. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining term of employment and the vesting of any options and restricted stock. However, pursuant to the Fifth Amendment, the Company may remove Mr. Silverman from his position of President and/or Chief Executive Officer (but not Chairman of the Board) without triggering such termination provisions. The Fourth Amendment provides that after termination of Mr. Silverman's employment with the Company other than due to death or for Cause (but including a resignation for good reason), (i) the Company would provide Mr. Silverman, through August 31, 2009, term life insurance in the amount of $100 million, all premiums to be paid by the Company; and (ii) the Company would provide him certain benefits for life, including office and clerical support, executive transportation services (including use of aircraft), security services, continued access to other general facilities and services and reimbursement of any properly documented business expenses. During such period, Mr. Silverman would be required to keep himself reasonably available to the Company to render advice or to provide services for no more than 30 days per year, in return for which he will be paid $30,000 per month.

    The Silverman Employment Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

    MESSRS. HOLMES AND BUCKMAN. The Company entered into employment agreements with Messrs. Holmes and Buckman dated as of September 12, 1997 (such agreements, respectively, the "Holmes Employment Agreement" and the "Buckman Employment Agreement," and collectively, the

"1997 Employment Agreements"). Each of the 1997 Employment Agreements originally provided for a period of employment through December 17, 2002; however, such agreements contain automatic extension periods which cause each respective period of employment to be extended by a one year increment on an annual basis (an extension of the period of employment through December 17, 2005 has taken effect under each of the 1997 Employment Agreements).

    Each of the 1997 Employment Agreements specifies the compensation and benefits provided to the Executive during the period of employment. Effective December 23, 2000, the Compensation Committee approved base salaries for Messrs. Holmes and Buckman equal to $750,000. For 2000, the Compensation Committee approved a target incentive bonus of 100% of base salary. Each of Messrs. Holmes and Buckman will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites.

    Each of the 1997 Employment Agreements provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement provides that if, after December 31, 1999, the Executive's employment is terminated by the Company other than for Cause or by the Executive for Constructive Discharge or resignation, the Company will pay the Executive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) ("Salary plus Bonus"). In such event, the Executive would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). Such agreement also provides that, in certain circumstances, the Executive's employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, the Executive would receive substantially similar payments and benefits as described above; however, his cash payment would range from 200% to 400% of Salary plus Bonus, depending on the date of such termination.

    The Buckman Employment Agreement provides that if, after December 31, 1999, Mr. Buckman's employment is terminated by the Company other than for Cause or by Mr. Buckman for Constructive Discharge or resignation, the Company will pay
Mr. Buckman a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher) ("Buckman Salary plus Bonus"). Mr. Buckman may also resign at any time following such date and receive a lump sum cash payment equal to 200% of Buckman Salary plus Bonus. In any of the foregoing situations, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). The Buckman Employment Agreement also provides that, in certain circumstances, his employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, Mr. Buckman would receive substantially similar payments and benefits as described above however his cash payment would range from 200% to 400% of Buckman Salary plus Bonus, depending on the date of such termination.

    Each 1997 Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

    MESSRS. CHIDSEY AND SMITH. The Company entered into an amended and restated employment agreement with Mr. Chidsey as of March 8, 2000 (the "Chidsey Employment Agreement") and an employment agreement with Mr. Smith as of September 3, 1998 (the "Smith Employment

Agreement"). The Chidsey Employment Agreement is set to expire on December 31, 2001 and the Smith Employment Agreement is set to expire on June 30, 2001, in each case subject to earlier termination or extension upon certain events.

    The Chidsey Employment Agreement provides that during his term of employment, Mr. Chidsey will be paid an annual base salary equal to $650,000 and will be eligible for annual bonuses based on a target of 100% of annual base salary. Effective December 23, 2000, the Company agreed to increase
Mr. Chidsey's base salary to $750,000. Mr. Chidsey will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites. The Chidsey Employment Agreement provides that if Mr. Chidsey's employment is terminated by the Company other than for Cause or by Mr. Chidsey for Constructive Discharge, the Company will pay Mr. Chidsey a lump sum cash payment equal to 300% of his base salary plus target incentive bonus. In addition, each of Mr. Chidsey's outstanding options granted after the effective date of the Chidsey Employment Agreement will become fully vested and remain exercisable until the original expiration date of such option (the "Option Extension"). In addition, Mr. Chidsey and his eligible dependents will remain covered under certain welfare benefit plans sponsored by the Company for a period of three years following such termination (the "Extended Benefits"). Further, in the event of Mr. Chidsey's resignation following the expiration of the term of the Chidsey Employment Agreement, Mr. Chidsey will be paid a lump such equal to 100% of his base salary, and will also become entitled to the Option Extension and the Extended Benefits. Further, if Mr. Chidsey remains employed through the term of his agreement, a number of options granted to him will remain exercisable for the entire term of such options.

    The Smith Employment Agreement provides that during his term of employment, Mr. Smith will be paid an annual base salary equal to $650,000 and will be eligible for annual bonuses based on a target of 100% of annual base salary. Effective December 23, 2000, the Company agreed to increase Mr. Smith's base salary to $750,000. Mr. Smith will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites. The Smith Employment Agreement provides that if Mr. Smith's employment is terminated by the Company other than for Cause or by Mr. Smith for Constructive Discharge, the Company will pay Mr. Smith a lump sum cash payment equal to the amount of Base Salary he would have earned during the remaining term of the agreement (or, if greater, for a period of one year). In addition, each of Mr. Smith's outstanding options granted after the effective date of the Smith Employment Agreement will become fully vested and remain exercisable until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Smith and his eligible dependents will remain covered under certain welfare benefit plans sponsored by the Company until Mr. Smith reaches age 62. Alternatively, if Mr. Smith's employment is terminated by the Company other than for Cause or by Mr. Smith for Constructive Discharge within twenty-four months following a change of control of the Company, then the cash severance referred to above will instead be calculated as 300% of Mr. Smith's base salary plus target incentive bonus.

    OTHER CHANGE OF CONTROL PROVISIONS. In connection with the merger of HFS Incorporated and CUC International Inc., action was taken by the Company to provide that any employee formerly with HFS Incorporated who incurs a golden parachute excise tax under Section 4999 of the Internal Revenue Code, if and to the extent applicable, incurred because of the vesting of options granted prior to such merger, will be reimbursed by the Company for the economic costs incurred by such employee, including a tax gross-up payment to account for any additional golden parachute excise tax incurred by reason of such reimbursement, if any. In addition, action was also taken by the Company to provide for a similar reimbursement in the event a future corporate event causes an excise tax liability.

    STOCK OPTIONS AND RESTRICTED STOCK. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of the Company will become fully and immediately vested and exercisable, and all restrictions on shares of restricted stock will lapse, upon the occurrence of any change of control transaction affecting the Company.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for administering the Company's executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of the Company's executive officers as well as all grants of options to purchase shares of Common Stock.

    OFFICER COMPENSATION POLICY. The Compensation Committee administers the Company's executive compensation policies. These policies include:

    - aligning the interests of executive officers with the long-term interests of the Company's stockholders;

    - providing competitive levels of compensation which are, in large part, conditioned on the Company's attainment of specified performance targets and/or stock price appreciation; and

    - attracting, motivating and retaining the best possible executive talent for the benefit of the Company's stockholders.

    EMPLOYMENT AGREEMENTS. Each of the Named Executive Officers is employed by the Company pursuant to a written agreement of employment. A limited number of other executive officers of the Company are also employed pursuant to employment agreements. The Compensation Committee has considered the advisability of using employment agreements and has determined that under certain circumstances it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of motivating and retaining the best possible executive talent. The Compensation Committee has determined that the use of employment agreements may be necessary in certain cases to ensure the retention of key executive officers and to attract additional executive talent to the Company. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company's compensation policies.

    COMPONENTS OF EXECUTIVE COMPENSATION. The material elements of the Company's executive compensation arrangements include base salary, annual performance bonus and stock options. Each executive officer's total compensation package is designed to condition a significant portion of the executive officer's overall anticipated compensation on the Company's success in achieving specified performance targets and/or stock price appreciation.

    During 2000, the Compensation Committee acknowledged increasing competition for top executive talent and as the aggressive recruiting tactics of the Company's competitors as well as internet and technology companies, and considered such factors in its decision making.

    BASE SALARIES. Salaries paid to executive officers, other than the Chief Executive Officer, are reviewed annually by the Chief Executive Officer, the Chief Administrative Officer and the Senior Vice President-Human Resources based upon their assessment of the nature of the position and the contribution, experience and tenure of the executive officer. The Compensation Committee is responsible for determining the salary of the Chief Executive Officer. Because, as noted above, the

Named Executive Officers are party to employment agreements, their respective salary levels are subject to the provisions of such employment agreements (the employment agreements with the Named Executive Officers are described more fully under "Employment Contracts and Termination, Severance and Change of Control Arrangements"). From time to time, the Company performs market research and/or engages compensation consultants to advise on market rates of compensation for executive officers similarly situated, and the Compensation Committee considers such advice and surveys in connection with establishing salaries for executive officers.

    ANNUAL BONUS. The Named Executive Officers are entitled to annual performance bonuses based upon the terms of their employment agreements (see "Employment Contracts and Termination, Severance and Change of Control Arrangements"). As described under "Employment Contracts and Terminations, Severance and Change in Control Arrangements," Mr. Silverman's employment agreement provides for an annual incentive bonus equal to the lesser of
(i) 0.75% of the Company's EBITDA (as defined in such agreement) for the applicable final year or (ii) 150% of his annual base salary. Under the Company's annual incentive bonus plan, certain employees are eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Such percentages of base salary range from 5% for the lowest level of employees eligible for bonuses if the minimum level of earnings is achieved, to a maximum of 100% for Executive Vice Presidents and above, if the highest level of earnings is achieved. In 2000, bonuses paid to executive officers of certain business units were paid at less than the target level to the extent such business units did not attain pre-established levels of EBITDA (or other relevant performance measurement). The bonuses paid to the Named Executive Officers in respect of 2000 are set forth in the Summary Compensation Table.

    STOCK OPTIONS. The Compensation Committee continues to believe that the most effective way to align the interests of executives with those of the Company's stockholders is to ensure that the executives hold material equity stakes in the Company. Therefore, the Compensation Committee has determined that the continued use of stock options is the best mechanism for long term incentive compensation of executive officers. The Compensation Committee administers each of the Company's stock option plans. Generally, option grants are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer, the Chief Administrative Officer and the Senior Vice President-Human Resources, who determine the number of shares subject to such grants and the applicable terms and conditions of such grants. In general, to ensure that the use of stock options meets the intended long-term goals of the Compensation Committee, most stock option grants vest over a period of at least three years. In addition, absent special circumstances, the Company does not grant options with exercise prices below the fair market value of the Common Stock as of the date of grant. Information with respect to option grants in 2000 to the Named Executive Officers is set forth in the "Option Grants Table."

    TRACKING STOCK. In 2000, in connection with the creation of two separate series of common stock, the Compensation Committee considered how to effectively align the interests of executive officers with two separate classes of stockholders (holders of CD Common Stock and Move.com Common Stock). The Compensation Committee determined it to be appropriate and prudent to grant options to purchase Move.com Common stock to a number of executive officers (particularly to officers involved in the creation of the Company's Move.com business and officers with the authority to assess and structure Company and Move.com business opportunities) as an appropriate incentive to align the interests of such officers with holders of Move.com Common stock. Generally, any such officers receiving Move.com Common Stock options were subject to a reduction in the number of CD Common Stock options which they otherwise would have received.

    EXECUTIVE OFFICER RETENTION. In 2000, a number of factors gave rise to material concerns regarding the retention of key executive officers as well as other Company employees. The Compensation

Committee recognized that because the Company is engaged primarily in service-oriented businesses, executive officer and employee retention is always a key concern. However, in 2000, the concern was heightened by a number of factors. One factor was aggressive and competitive recruiting by internet and technology companies both in the New York Metropolitan area and nationwide, including the use of large equity grants to incentivize potential recruits. In addition, a number of Company competitors targeted their recruiting efforts directly at the Company. In June of 2000, the Compensation Committee approved a special retention program designed to grant restricted cash and restricted CD Common Stock awards to approximately 200 key officers. Such awards will vest only if such officers remain employed with the Company through either March 31, 2002 or December 31, 2002, the dates by which senior management believe that retention issues will be resolved. For the Named Executive Officers (other than Mr. Silverman), the awards consist solely of restricted Common Stock.
Mr. Silverman did not receive any retention award because the Compensation Committee did not consider it necessary or appropriate. The restricted stock awards granted to the Named Executive Officers in respect of 2000 are set forth in the Summary Compensation Table.

    CHIEF EXECUTIVE OFFICER COMPENSATION.  The compensation paid to
Mr. Silverman during 2000 is based upon the minimum levels of his existing employment agreement, however Mr. Silverman has received increases in his base salary. Such agreement, and certain amendments made thereto, are described under "Employment Contracts and Termination, Severance and Change of Control Arrangements". Effective January 1, 2000, Mr. Silverman's annual base salary was increased to $3,040,000. Mr. Silverman's annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement, and is based directly on the Company's attainment of EBITDA (as defined in such employment agreement).

    DEDUCTIBILITY OF COMPENSATION. In accordance with Section 162(m) of the Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company's stockholders to comply with such tax law, while still maintaining the goals of the Company's executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.

                           THE COMPENSATION COMMITTEE

                           LEONARD S. COLEMAN (CHAIR)

                       ROBERT F. SMITH  MYRA J. BIBLOWIT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Mr. Coleman (Chairman),
Mr. Smith and Ms. Biblowit. Leonard Schutzman was a member of the Committee until June 5, 2000. Messrs. Smith, Coleman and Schutzman and Ms. Biblowit were not employees of the Company during 2000 or before.

PERFORMANCE GRAPH

    The following graph assumes $100 invested on December 31, 1995, and compares
(a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before January 1, 1996, and ending on December 31, 2000, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), and (ii) the Standard & Poor's Services
(Commercial & Consumer) Index (the "S&P SVCS Index").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Cumulative Total Return
Dec-95Dec-96Dec-97Dec-98Dec-99Dec-00
CENDANT CORPORATION100106.59151.184.89116.7643.02
S & P 500100122.96163.98210.84255.22231.98
S & P SERVICES (COMMERCIAL & CONSUMER)100103.27141.7142.78125.283.94

                           REPORT OF AUDIT COMMITTEE

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Committee monitors these processes.

    In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

    In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal year 2001.

                                AUDIT COMMITTEE

                             ROBERT F. SMITH, CHAIRMAN
                      RT. HON. BRIAN MULRONEY, P.C., LL.D.
                               LEONARD S. COLEMAN
                               SHELI Z. ROSENBERG

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH AVIS GROUP HOLDINGS, INC.

    Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, HFS (the Company's predecessor) announced its strategy to dilute its interest in the car rental operations of Avis, Inc. while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements. In September 1997, HFS completed an initial public offering ("IPO") of Avis Group Holdings, Inc., formally known as Avis Rent A Car, Inc. ("ARAC"), the company that operated the car rental operations of Avis, which diluted the Company's equity interest in such subsidiary to approximately 27.5%. The Company received no proceeds from the IPO. However, the Company licenses the AVIS-Registered Trademark- trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. During 1998, 1999 and 2000 total franchise royalties earned by the Company from ARAC were approximately $92 million, $102 million and $104 million, respectively. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost.
Messrs. Holmes, Coleman and Edelman served on the Board of Directors of ARAC until the acquisition of ARAC by the Company on March 1, 2001. On March 23, 1998, the Company sold 1,000,000 shares of ARAC which reduced the Company's common equity interest to approximately 20%. On January 15, 1999, the Company sold 1.3 million shares of ARAC to ARAC for $24.25 per share or an aggregate of $31,525,000 which reduced the Company's common equity interest in ARAC to approximately 20%. On April 24, 1999, the Company sold 314,200 shares of ARAC for an aggregate of $9,268,990. On August 25, 1999, the Company sold 350,000 shares of ARAC for an aggregate of $7,766,500 which reduced the Company's common equity interest in ARAC to approximately 18%.

    On June 30, 1999, the Company completed the disposition of its fleet business segment ("fleet businesses") to ARAC. Pursuant to the agreement, ARAC acquired the net assets of the fleet businesses through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of ARAC. Coincident to the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to the Company. Accordingly, the Company received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable.

    On March 1, 2001, the Company acquired the approximately 82.2 percent of the outstanding shares of ARAC, which the Company did not previously own, for $33.00 per share or an aggregate of approximately $967 million, including expenses, pursuant to the Agreement and Plan of Merger, dated as of November 11, 2000, among the Company, PHH Corporation ("PHH"), Avis Acquisition Corp., a Delaware corporation and subsidiary of PHH, and ARAC. As a result of the merger, ARAC became a subsidiary of the Company and ARAC's common stock was delisted from the New York Stock Exchange.

    In an effort to effectively integrate the operations of ARAC with the Company, on March 1, 2001, the Company effected an internal reorganization. Pursuant to this reorganization, the car rental operations of ARAC became a part of Cendant Car Holdings, LLC, a subsidiary of the Company. Avis Fleet Leasing and Management Corporation, a Texas corporation and former subsidiary of ARAC that conducts worldwide fleet management operations, became a subsidiary of PHH.

RELATIONSHIP WITH NRT

    FORMATION/STATUS. NRT Incorporated ("NRT") was incorporated in August 1997 by Apollo Management, L.P. ("Apollo") and the Company. Concurrent with its formation, NRT acquired the real estate brokerage business and operations of National Realty Trust (the "Trust") which included the

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brokerage offices formerly owned by Coldwell Banker Corporation. In connection with the formation of NRT, the Company acquired $182 million of preferred stock of NRT. In 1999 and 2000, the Company sold portions of its preferred stock investment in NRT to NRT for approximately $21 million and $11 million, respectively.

    The Company has the option to purchase from Apollo and certain of its affiliates, (the "Apollo Entities") 6.6 million shares of NRT common stock for $20 million. The option is exercisable from August 11, 2002 to December 5, 2005 and conditional upon the Apollo Entities receiving an aggregate payment of $166 million from NRT on August 11, 2002. To exercise the option prior to August 11, 2002, the Company would be required to satisfy NRT's obligation to pay this distribution. In addition, if NRT is unable to make the distribution to the Apollo Entities on August 11, 2002, the Company would be required to make the payment to the investor group on behalf of NRT and would receive additional preferred stock securities in NRT.

    FRANCHISEE STATUS. NRT is the largest franchisee, based on gross commission income, for each of the Company's real estate franchise systems. NRT's status as a franchisee is governed by franchise agreements (the "Franchise Agreements") with wholly owned subsidiaries of the Company (the "Real Estate Franchisors") pursuant to which NRT has the non-exclusive right to operate as part of the COLDWELL BANKER-Registered Trademark-, ERA-Registered Trademark- and CENTURY 21-Registered Trademark- real estate franchise systems at locations specified in the Franchise Agreements. In February 1999, NRT entered into new fifty-year franchise agreements with the Real Estate Franchisors. During 1998, 1999 and 2000, total franchise royalties earned by the Company from NRT and its predecessors were approximately $122 million, $172 million and $198 million, respectively.

    ACQUISITION ARRANGEMENTS. The Company has an agreement with NRT that reduces NRT's effective purchase price for brokerage acquisitions in which the Company agrees to participate. In such brokerage acquisitions, the Company purchases the tradenames, trademarked operating names and, in some cases, mortgage operations of the brokerages being acquired by NRT, thereby paying a substantial portion of the total purchase price that otherwise would be payable by NRT. All other assets of the acquired brokerage are purchased by NRT. Through December 31, 2000, with the exception of the Trust, the assets of which were purchased solely with NRT's funds, the Company has provided up to 90% of the total purchase price for any of the individual brokerage acquisitions, and has provided an average of 63% of the total purchase price for all of NRT's brokerage acquisitions. At the time of NRT's formation, the Company committed to provide up to approximately $446 million in connection with NRT's brokerage acquisitions, all of which had been provided through December 31, 2000. In February 1999, the Company increased its commitment by up to $1 billion as follows: $500 million is immediately available and the next $500 million will become available upon the later to occur of (i) February 9, 2004 and (ii) such time as the first $500 million has been paid in connection with brokerage acquisitions. Approximately $165 million of this new commitment had been provided through December 31, 2000. To date, the Company has participated in each of the brokerage acquisitions completed by NRT. As with all of NRT's existing brokerage offices, all future acquired offices are required to be operated under the COLDWELL BANKER-Registered Trademark-, ERA-Registered Trademark- or CENTURY 21-Registered Trademark- brand name.

    The Company acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. Through December 31, 2000, the Company participated in each of NRT's 60 acquisitions of multi-office brokerages and 106 acquisitions of single-office brokerages. Through December 31, 2000, the Company has paid NRT or the seller an aggregate of approximately $611 million and NRT has paid an aggregate of $372 million, in such transactions.

    In connection with the amendments to the acquisition arrangements, the Company and NRT entered into an acquisition services agreement pursuant to which the Company made an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. The Company and NRT amended the acquisition services agreement in November 2000 to increase the amount of the Company's payment to NRT by $5.0 million. All fees payable pursuant to such agreement, as amended, are refundable in the event the services are not provided.

    LEASE AGREEMENTS. NRT leases from the Company an aggregate of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California pursuant to two leases dated August 11, 1997 (the "Leases"). Each Lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by NRT to extend the term thereof for an additional five years upon 30 days' written notice to the Company. Under the Leases, the Company is responsible for property taxes, maintenance and insurance as well as various ancillary services. Rent is payable under each Lease at a rate equal to the Company's total annual actual costs of operating the leased premises. In addition, under each Lease, NRT is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, provided that NRT gives 60 days' advance notice to the Company of its intent to do so and the rental amount is adjusted accordingly. Each Lease is terminable by either party, with or without cause, upon 180 days' written notice to the other party. During 1998, 1999 and 2000, an aggregate of $853,000, $1,659,000 and $2,468,513, respectively, was paid by NRT to the Company under the Leases.

    MORTGAGE RELATIONSHIP. NRT and Cendant Mortgage Corporation ("Cendant Mortgage") are parties to a Marketing Agreement (the "Marketing Agreement"), which terminated in December 2000. Pursuant to the Marketing Agreement, NRT agreed to assist Cendant Mortgage in the marketing of its various mortgage programs and products through NRT's real estate brokerage offices, and Cendant Mortgage was required to pay NRT a marketing fee each quarter based on NRT's total number of closed real estate transactions and the average sales price of homes sold by NRT during such quarter. During 1998, 1999 and 2000, an aggregate of $11,183,000, $23,897,000 and $23,581,800, respectively, was paid to NRT under the Marketing Agreement. On February 24, 2000, subsidiaries of Cendant Mortgage and NRT entered into a limited partnership agreement to form a new entity, Cendant Home Loans, L.P., to originate mortgage loans for customers of NRT real estate offices and others. The parties terminated the limited partnership agreement in March 2001.

    In February 2000, the Company and NRT entered into an agreement pursuant to which NRT will provide certain advertising and related services in exchange for an up-front payment of $9.1 million. Such fee is refundable in the event that the services are not provided. The term of the advertising agreement is 40 years, subject to earlier termination by either party upon 90 days prior written notice in the event of a material default.

    RELOCATION MANAGEMENT. NRT has an arrangement with Cendant Mobility Services Corporation, a wholly owned subsidiary of the Company ("Cendant Mobility"), pursuant to which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Pursuant to such arrangement, when receiving a referral from Cendant Mobility, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. During 1998, 1999 and 2000, NRT paid an aggregate of approximately $11,631,000, $20,962,000 and $23,706,480 respectively, in referral fees to Cendant Mobility. On December 22, 2000, Cendant Mobility entered into an agreement with NRT to memorialize such arrangement. The agreement has a one year term; however, NRT can extend the term for an additional one year period upon written notice to the Company.

    SUPPORT AGREEMENT. NRT and the Company are parties to a Support Agreement, dated as of August 11, 1997 (the "Support Agreement"), pursuant to which the Company has agreed to furnish NRT with certain computer and data related information services. In consideration of the provision of such services, NRT has agreed to reimburse the Company directly for certain actual costs incurred by the Company on behalf of NRT. In addition, NRT was required to pay the Company a monthly fee of $77,500 during 1997 and is required to pay a monthly fee of $41,667 during 1998 and $12,500 during

1999. During 1998 and 1999 an aggregate of $1,978,000 and $670,000 respectively, was paid to the Company under the Support Agreement. The Support Agreement terminated in 1999.

    DEVELOPMENT ADVANCE. On January 14, 1997, the Company made an advance of $20 million (the "Development Advance") to the Trust and one of its subsidiaries. The Development Advance was assumed by NRT in August 1997, at which time the term of the Development Advance was amended from 10 years to 40 years. Under the terms of the Development Advance, so long as there is no material default under any of the Franchise Agreements and NRT maintains certain levels of gross commissions income, 1/480th of the principal amount of the Development Advance will be forgiven on a monthly basis over a 40-year period.

    EQUITY INVESTMENT. On April 14, 2000, NRT purchased 319,519 shares of common stock of the Company designated Move.com common stock, for an aggregate purchase price of approximately $10 million. On February 14, 2001, the Company repurchased such shares from NRT in an amount equal to NRT's original investment in such shares.

    OTHER. In addition to the above-mentioned agreements, NRT is party to various other agreements and arrangements with the Company and its affiliates, including an outsourcing agreement pursuant to which the Company acts as NRT's exclusive agent in negotiating arrangements on behalf of NRT with third party service and product providers and certain other agreements and arrangements. Pursuant to these agreements and arrangements, the Company, among other things, provides services to NRT and receives revenues, directly or indirectly, in respect thereof.

    Messrs. Katz, Sheehan and Richard A. Smith serve on the Board of Directors of NRT.

RELATIONSHIP WITH AOL

    Mr. Pittman is the President and Co-Chief Operating Officer of AOL Time Warner, Inc. ("AOL"). Century 21 Real Estate Corporation, an indirect wholly-owned subsidiary of the Company, was party to an agreement with AOL which terminated in January 2001 pursuant to which ("Century 21") Century 21 had been committed to pay a $1,000,000 annual advertising fee to AOL for a period of five years relating to exclusive advertising rights for the CENTURY 21 System and for the CENTURY 21 Communities(SM)Web site on the AOL network. Also pursuant to that agreement, AOL served as the exclusive on-line home of the CENTURY 21 System intranet site, CENTURY 21 Online-Registered Trademark-. The Company currently is negotiating a new advertising agreement with AOL, and it is expected that AOL and the Company and its subsidiaries will enter into advertising arrangements and Internet marketing arrangements from time to time in the ordinary course of business in the future.

    Effective May 1, 2000, Cendant Mortgage entered into an agreement with AOL, pursuant to which Cendant Mortgage agreed to make a quarterly payment in the amount of approximately $1 million for the promotion and distribution of an interactive mortgage web site on the AOL network. Such agreement extends for a term of two years, subject to an extension for an additional one year period under certain circumstances.

    On June 3, 1997, the Company entered into a Master Marketing Agreement with AOL pursuant to which the Company's subsidiary, NetMarket Group, Inc. ("NGI") markets its online automobile, shopping, travel and information/privacy individual membership programs through prominent placement and promotions on the AOL online services and AOL's Internet Web site, and also markets these products to AOL subscribers through various other marketing mechanisms, including inbound telemarketing, outbound telemarketing and direct mail. Pursuant to such agreement, the Company made commission payments to AOL with respect to membership fees and certain other transaction related revenue received by the Company under this arrangement. The Company made an initial payment to AOL of $45 million upon execution of the agreement, which will primarily be credited against future membership commissions payable by the Company to AOL under such agreement. During 1998, the Company made an additional $5 million payment pursuant to such agreement. Until the contribution of NGI to a charitable trust in September 1999, the Company made payments of $10 million during 1999. In connection with such contribution, NGI and AOL entered into an Interactive Marketing Agreement in September 1999 to replace the Master Marketing Agreement. On October 1, 2000, the Company reacquired its interest in NGI. On January 12, 2001, NGI and AOL amended their agreement to provide for additional services and the Company made an additional payment to AOL of $3.5 million to be credited against future commissions. Pursuant to the Interactive Marketing Agreement, the Company agreed to pay approximately $5.0 million to AOL in 2000 following the effective date of the Company's re-acquisition of NGI.

OTHER RELATIONSHIPS

    Mr. Edelman is of counsel to Paul, Hastings, Janofsky, Walker, LLP, a New York City law firm (formerly known as Battle Fowler). Paul, Hastings represented the Company in certain transactions and other matters in 2000. It is expected that Paul, Hastings will continue to represent the Company in connection with certain matters from time to time in the future.

    Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"), a general partnership affiliated with the Fisher Brothers and Gordon Getty, and its affiliate Chequers Investment Associates, which have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of properties to the Company's franchise systems, the Company advanced certain funds, in return for Chartwell Hotels agreeing to franchise the properties with one of the Company's brands. All Chartwell Hotels properties were required to pay royalties once they became part of the Company's franchise systems and these royalties were credited toward the recovery of the advance. All amounts advanced have been fully recovered by the Company through royalties paid by Chartwell Hotels. Chartwell Hotels currently owns an interest in 12 hotel properties franchised by the Company. During 2000, such hotel properties paid aggregate royalties of approximately $1.4 million to the Company.

    In April 1995, the Company and Ramada Franchise Systems, Inc., a wholly-owned subsidiary of the Company ("RFS"), entered into a license agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use certain RAMADA-Registered Trademark- servicemarks in connection with its facilities in the United States. In April, 2000, the Company and PEC agreed to extend the term of such agreement for a period of five years. Pursuant to such agreement, as extended, PEC paid RFS $1 million in initial fees and will pay a percentage of Gross Sales (as defined) of interval ownership interests during the extended term of the agreement. Mr. Nederlander is the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary. The Company entered into an agreement with PEC during the second quarter of 1998 whereby RCI Travel, Inc. a subsidiary of the Company, will provide corporate and leisure travel services to PEC, including its owners, members and employees in exchange for fees payable by PEC to the Company. Such agreement terminated on March 31, 2001.

    Dr. John C. Malone is the Chairman of Liberty Media Corporation ("Liberty Media"). On December 15, 1999, the Company entered into a strategic alliance with Liberty Media to develop Internet and related opportunities associated with the Company's travel, mortgage, real estate and direct marketing businesses. On February 7, 2000, Liberty Media invested $400 million in cash to purchase
18 million shares of Common Stock and a two year warrant to purchase approximately 29 million shares of Common Stock at an exercise price of $23.00 per share (the "Warrant"). On November 7, 2000, Cendant repurchased the Warrant in exchange for 2,346,515 shares of Common Stock. On November 16, 2000, a subsidiary of Liberty Media purchased 4,051,864 shares of Common Stock for $50 million.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file a Form 5 for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2000.

    On August 2, 2000, Thomas D. Christopoul filed a Form 3 required as a result of his promotion to Senior Executive Vice President and Chief Administrative Officer of the Company in April 2000. On February 5, 2001, Duncan H. Cocroft filed an amended Form 3 including an outstanding option inadvertently omitted from his original Form 3. On February 14, 2001, (i) Myra J. Biblowit reported on Form 5 beneficial ownership of shares held in her individual retirement account and that of her spouse, which were inadvertently omitted from the Form 3 filed by her in April 2000 as well as the acquisition of additional shares in each such account occurring in June 2000; (ii) John T. McClain reported on Form 5 an outstanding option inadvertently omitted from his Form 3 filed in August 2000; and (iii) Henry R. Silverman reported on Form 5 two option exercises and the related acquisition of shares of Common Stock occurring in June 2000.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                [PROPOSAL NO. 2]

    Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 2001. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

    The Audit Committee considered the non-audit services provided by Deloitte & Touche, LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche's independence. Deloitte & Touche LLP, the members of Deloitte Touche Tohmatsu, and their respective affiliates, billed Audit Fees of $5,625,000, Financial Information Systems Design and Implementation Fees of $2,134,000, and All Other Fees of $20,181,000 for 2000.

    Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

               THE BOARD OF DIRECTORS UNAMIMOUSLY RECOMMENDS THAT
                          YOU VOTE FOR THIS PROPOSAL.

    APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1997 STOCK OPTION PLAN
                                [PROPOSAL NO. 3]

INTRODUCTION

    The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Executive Committee of the Board of Directors on April 22, 1997, and approved by the Stockholders on June 11, 1997. The number of authorized shares under the 1997 Plan is twenty-three million. Subject to the approval of the Stockholders, the Board of Directors is proposing to amend the 1997 Plan to increase the limitation on the number of options that may be granted to any individual during any five-consecutive year period to 10 million (the "Plan Amendment") to preserve the Company's tax deductions for compensation paid under the 1997 Plan to certain executive officers in accordance with Section 162(m) of the Internal Revenue Code and related regulations (the "Code").

    If the Plan Amendment is not approved by the Stockholders, such Plan Amendment will be given no force or effect, and the 1997 Plan will continue to remain effective absent such Plan Amendment.

    Approval of the Plan Amendment will require the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting.

REASON FOR THE PLAN AMENDMENT

    The 1997 Plan, as currently in effect, provides that no participant may receive more than 4.5 million options over any five year period. The proposed Plan Amendment would increase such limitation to 10 million over any five year period. The proposed Plan Amendment preserves the Company's ability to deduct the compensation income attributable to options, upon exercise, under
Section 162(m) of the Code granted to the Company's "Covered Employees" within the meaning of Section 162(m) of the Code in excess of the current limitation set forth under such section. If such amendment is not approved, the Company may lose the ability to deduct the compensation income attributed to option grants in excess of the 1997 Plan limits.

DESCRIPTION OF THE 1997 PLAN

    Stockholders are being asked to approve an amendment to the Company's Amended and Restated 1997 Stock Option Plan. The following description of the 1997 Plan is qualified in its entirety by reference to the 1997 Plan.

    The 1997 Plan provides for the grant to key employees of the Company and its subsidiaries, including officers and Directors who are employees, options to acquire up to 23,000,0000 shares of Common Stock. The 1997 Plan is designed to provide an incentive to such employees and to offer an additional inducement in obtaining the services of such individuals. No participant in the 1997 Plan may be granted options to purchase more than 4,500,000 shares of Common Stock over any five year period. Options granted under the 1997 Plan may be incentive stock options (as defined in the Code) or non-qualified stock options. Options may be granted under the 1997 Plan to one or more of the current Named Executive Officers.

    The Board of Directors believes that the Company's future success depends upon its ability to attract and retain the highest caliber personnel and to use their capabilities to the fullest extent possible by encouraging their dedication to the Company's interest and welfare. The Board believes that one of the best ways to attain these objectives is to give key employees an opportunity to acquire a proprietary interest in the Company by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the 1997 Plan.

ADMINISTRATION AND SUMMARY OF THE 1997 PLAN

    The 1997 Plan is administered by the Compensation Committee. Each member of the Compensation Committee is both a "Non-Employee Director" of the Company, within the meaning of regulations promulgated by the SEC, and an "Outside Director" of the Company within the meaning of regulations promulgated under the Code.

    The Compensation Committee has full and final authority, among other things, to (i) interpret the 1997 Plan, (ii) determine who shall be granted options under the 1997 Plan and when such options shall be granted, (iii) fix the number of shares of Common Stock for which options are to be granted under the 1997 Plan and the form and amount of consideration to be received by the Company for exercise of each option, (iv) prescribe, amend and rescind rules and regulations relating to the 1997 Plan, (v) establish the term and exercise date of options granted under the 1997 Plan, (vi) accelerate any exercise date of any option granted under the 1997 Plan, (vii) determine whether an incentive stock option and/or a non-qualified stock option shall be granted under the 1997 Plan, and
(viii) make any other determinations deemed necessary or advisable for the administration of the 1997 Plan. The purchase price for a share of Common Stock under each option granted under the 1997 Plan may not be less than the fair market value for a share of Common Stock on the date on which the option is granted.

    Appropriate changes will be made to the aggregate number and kind of shares available under the 1997 Plan and those subject to each outstanding option and to the exercise prices, in the event of certain transactions including without limitation a stock dividend, recapitalization, stock split, merger, consolidation, combination or exchange of shares. Options granted under the 1997 Plan may be transferred only: by will or by the laws of descent and distribution; pursuant to a domestic relations order; or as a gift to family members or trusts for the benefit of family members; and, additionally, with respect to incentive stock options, only to the extent permitted under the Code for options to qualify as incentive stock options. The Board of Directors may, from time to time, amend the 1997 Plan. The 1997 Plan may be suspended or terminated at any time by the Board, but such action shall not affect options previously granted. In the event an option, for any reason, expires or terminates unexercised, the shares subject to such option may again become available for option under the 1997 Plan. Unless sooner terminated, the 1997 Plan will terminate ten years after the date of adoption by the Executive Committee of the Board, after which no further options will be granted under the 1997 Plan, but outstanding options at the date of termination will not be canceled by such termination.

                          FEDERAL INCOME TAX TREATMENT

    NON-QUALIFIED STOCK OPTIONS

    The following is a general summary of the federal income tax consequences under current tax law of non-qualified stock options ("Non-Qualified Options"). This summary does not purport to cover all of the special rules, including the state or local income or other tax consequences, inherent in the ownership and exercise of Non-Qualified and the ownership and disposition of the underlying shares.

    An individual who receives a Non-Qualified Option will not recognize any taxable income upon the grant of such Non-Qualified Option. In general, upon exercise of a Non-Qualified Option, and individual will recognize ordinary income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares of Common Stock received over the aggregate exercise price.

    A deduction for federal income tax purposes will be allowed to the Company in an amount equal to the ordinary income included by the optionee, provided that such deduction constitutes an ordinary and necessary business expense to the Company and is reasonable in amount and the limitations of Section 162(m) of the Code do not apply.

    If an individual exercises a Non-Qualified Option by delivering other shares of Common Stock, the individual will not recognize gain or loss with respect to the exchanged shares, even if their then fair market value is different from the individual's tax basis in such shares. The individual, however, will be taxed as described above with respect to the exercise of the Non-Qualified option as if the individual had paid the exercise price in cash, and the Company generally will be entitled to an equivalent tax deduction. Provided the individual receives a separate identifiable stock certificate therefor, the individual's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to the individual's tax basis in the shares surrendered and the individual's holding period for such number of shares received will include the individual's holding period for the shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a Non-Qualified Option paid for, in whole or in part, with shares of Common Stock will be the same as if the individual had exercised the Non-Qualified Option solely for cash.

    INCENTIVE STOCK OPTIONS

    The following is a general summary of the federal income tax consequences under current tax law of incentive stock options. It does not purport to cover all of the special rules, including special rules relating to optionees subject to Section 16(b) of the Exchange Act, and the exercise of an option with previously acquired shares or the state or local income or other tax consequences inherent in the ownership and exercise of incentive stock options and the ownership and disposition of the underlying shares.

    As optionee will not recognize taxable income for federal income tax purposes upon the grant of an incentive stock option. In the case of an incentive stock option, no taxable income is recognized upon exercise of the option. If the optionee disposes of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option more than two years after the date of the grand and more than one year after the transfer of the shares of Common Stock to the optionee, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a compensation deduction. However, if the optionee fails to hold such shares of Common Stock for the required period, the optionee would realize ordinary income on the excess of the fair market value of the Common Stock at the time the option was exercised over the exercise price (with the balance, if any, being long-term capital gain, provided that the holding period for the shares exceeded one year and the optionee held such shares as a capital asset at such time), and the Company will generally be entitled to deduct such amount, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable in amount and the limitations of Section 162(m) of the Code do not apply.

    In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an incentive stock option, the excess of the fair market value of the shares over the exercise price thereof is a tax preference item. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to the incentive stock option preference (and other deferral preferences) is allowed a credit against the optionee's regular tax liability in subsequent years. To the extent it is not used, it is carried forward.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
                                PLAN AMENDMENT.

    Approval of the Amendment will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

                             STOCKHOLDER PROPOSALS

    Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the Year 2001 Annual Meeting if they are received by the Company on or before December 3, 2001. Any proposal should be directed to the attention of the Eric J. Bock, Senior Vice President, Law and Corporate Secretary, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) such proposal must be received by the Company on or prior to March 23, 2002 and in order for a proposal to be timely under the Company's By-Laws it must be received on or prior to March 23, 2002 but no earlier than February 22, 2002.

                                                             By Order of the Board of Directors

                                                             /s/ Eric J. Bock
                                                             ERIC J. BOCK
                                                             Secretary

Dated: March 30, 2001

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

    The Audit Committee shall consist of not less than three members, none of whom are current or former officers or employees of the Company or any subsidiary of the Company and each of whom is appointed by the Board. The Audit Committee, which is part of the Board, shall assist the Board in monitoring
(1) the integrity of the financial statements of the Company, and (2) the independence and performance of the Company's internal and external auditors.

    The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange and shall be appointed by the Board.

    The Audit Committee shall have the authority, following notice to the Chairman of the Board, President and Chief Executive Officer of the Company, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, or the Company's outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Audit Committee shall make regular reports to the Board.

    The Audit Committee shall perform the following functions with regard to:

        The independent auditor:

       - recommend to the Board the appointment of the independent auditor to audit the financial statements of the Company, which firm is ultimately accountable to the Audit Committee and the Board. The Committee also serves to evaluate, with management, the performance of the independent auditor, and, if so determined by the Audit Committee, recommend to the Board the replacement of the independent auditor.

       - obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1. The Committee then discusses such statement with the auditor to the extent they disclose any relationships or services that may impact the objectivity and independence of the outside auditor, and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

        Financial reporting:

       - Review the annual and quarterly financial statements with management and the independent auditor, including significant reporting issues and judgments made in connection with such financial statements.

       - Review the Company's significant accounting principles and any changes thereto suggested by the independent auditor, internal auditors or management.

       - Make a recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

       - Submit the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

        The audit process of the independent auditor:

       - Meet with the independent auditor prior to the audit to review planning and staffing.

       - Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit, and any management letter provided by the auditor and the Company's response to that letter.

       - Discuss with the independent auditor the matters outlined by Statement on Auditing Standards No. 61 relating to the conduct of the audit including consideration of the quality of the Company's accounting principles as applied in its financial reporting.

        The internal audit function:

       - Review the appointment and replacement of the senior internal auditing executive, the adequacy of the internal audit staff and the scope of its activities.

       - Review the significant reports to management prepared by the internal auditing department and management's responses.

       - Review with management, internal audit and the independent auditor the adequacy of internal controls that could significantly affect the Company's financial statements.

        Legal matters:

       - Review with the Company's General Counsel and management legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

    The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                             CENDANT CORPORATION

       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD ON MAY 22, 2001

     The undersigned stockholder of Cendant Corporation ("Cendant") hereby appoints Henry S. Silverman, James E. Buckman and Eric J. Bock, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated below, all of the shares of common stock of Cendant ("Cendant Common Stock") which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, May 22, 2001, at 10:00 a.m. Eastern Daylight Time and at any adjournments or postponements of such meeting, for the purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 31, 2001, and the accompanying

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.)

                              See Reverse Side
--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE



                             CENDANT CORPORATION
                             THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT

     Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached above) to Mellon Investor Services L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE. (1-800-840-1208) or VIA THE INTERNET AT WWW.PROXYVOTING.COM/CD AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

                                                        PLEASE MARK
                                                       YOUR VOTES AS   /X/
                                                        INDICATED IN
                                                       THIS EXAMPLE.


                                              FOR all      WITHHOLD AUTHORITY
                                              nominees      for all nominees



1. Election of Directors.                       / /               / /

   NOMINEES: Myra J. Biblowit, Robert W. Pittman,
   The Rt. Hon. Brian Mulroney, P.C., LL.D.,
   Sheli Z. Rosenberg

   THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A
   VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE
   NOMINEES.


   For all nominees, except vote withheld from the following:

   -----------------------------------------------

I have noted an address change on the reverse
side of the card                               / /

                                                        FOR   AGAINST   ABSTAIN
2.  To ratify and approve the appointment of
    Deloitte & Touche LLP as the Company's              / /     / /       / /
    Independent Auditors for the year ending
    December 31, 2001.
    THE BOARD OF DIRECTORS OF CENDANT
    RECOMMENDS A VOTE FOR PROPOSAL 2.

3.  To approve the Amendment to the Stock               / /     / /       / /
    Option Pan.
    THE BOARD OF DIRECTORS OF CENDANT
    RECOMMENDS A VOTE FOR PROPOSAL 3.



I plan to attend the meeting

Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

DATED:                                                ,2001


-----------------------------------------------------------
Signature(s):


-----------------------------------------------------------
Signature if held jointly:


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

RETURN IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

ADMISSION TICKET

CENDANT CORPORATION

2001 Annual Meeting of Shareholders
Tuesday, May 22, 2001
10:00 A.M.

Ramada Inn and Conference Center
130 Route 10 West
East Hanover, New Jersey 07936

NON-TRANSFERABLE                     NON-TRANSFERABLE

SEE REVERSE SIDE FOR DIRECTIONS TO THE RAMADA INN AND CONFERENCE CENTER.